Exhibit 99.2

KPMG LLP

1601 Market Street

Philadelphia, PA 19103-2499

Independent Accountants’ Report

Bank One, Delaware, National Association

Wilmington Trust Company

Wells Fargo Bank Minnesota, National Association:

We have examined the accompanying management assertion that Bank One, Delaware, National Association (the “Servicer”) maintained effective internal control over the servicing of consumer credit card receivables in the Bank One Issuance Trust (the “Trust”) in accordance with the Transfer and Servicing Agreement dated May 1, 2002, as amended (the “Agreement”), by and between the Servicer and Wells Fargo Bank Minnesota, N.A., as Trustee (the “Trustee”), based upon criteria established by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) as described in Internal Control – Integrated Framework (the ‘Criteria”) during the period January 1, 2003 through December 31, 2003. Such criteria for testing management’s assertion included controls related to the following:

•	review and approval of the Agreement and related amendments in accordance with the Agreement.
•	segregation of Trust loans to indicate appropriate ownership.
•	timely compliance with the Agreement when either specifics with respect to a transaction or other issues or concerns are identified.
•	review and approval of new additions to the Trust in accordance with the Agreement.
•	changes with respect to the status of an account are made by authorized personnel in accordance with the Agreement.
•	distribution of payments to investors in accordance with the Agreement.
•	monitoring of triggers and events of default in accordance with the Agreement.
•	the accuracy and completeness of the Monthly Servicer’s Certificates in accordance with the Agreement.
•	daily account activity is reflected in the Trust in accordance with the Agreement.
•	review and approval of the Monthly Servicer’s Certificates in accordance with the Agreement.

Management is responsible for the assertion. Our responsibility is to express an opinion on management’s assertion based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence supporting management’s assertion and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

In our opinion: management’s assertion that the Servicer complied with the aforementioned requirements during the period January 1, 2003 through December 31, 2003 is fairly stated, in all material respects.

March 8, 2004

Bank One Card Services

Mail Code DE1-1001

201 North Walnut Street

Wilmington, DE 19801

ASSERTION BY BANK ONE, DELAWARE, NATIONAL ASSOCIATION

The management of Bank One, Delaware, National Association (the “Servicer”) is responsible for maintaining effective internal control over the loan servicing for consumer credit card receivables in the Bank One Issuance Trust in accordance with the Transfer and Servicing Agreement dated May 1, 2002, as amended (the “Agreement”) by and between the Servicer and Wells Fargo Bank Minnesota, National Association, as Trustee, including ensuring adequate controls are in place to ensure:

•	review and approval of the Agreement and related amendments in accordance with the Agreement.
•	segregation of Trust loans such to indicate appropriate ownership.
•	timely compliance with the Agreement when either specifics with respect to a transaction or other issues or concerns are identified.
•	review and approval of new additions to the Trust in accordance with the Agreement.
•	changes with respect to the status of an account are made by authorized personnel in accordance with the Agreement.
•	distribution of payments to investors in accordance with the Agreement.
•	monitoring of triggers and events of default in accordance with the Agreement.
•	the Monthly Servicer’s Certificates contain accurate and complete information in accordance with the Agreement.
•	daily account activity is reflected in the Trust in accordance with the Agreement.
•	review and approval of the Monthly Servicer’s Certificates in accordance with the Agreement.

Management has performed an evaluation of internal control and based on this evaluation, management believes that the Servicer maintained effective internal control over the loan servicing for consumer credit card receivables in the Bank One Issuance Trust during the period January 1, 2003 through December 31, 2003, based upon criteria established by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) as described in Internal Control – Integrated Framework.

/s/ MICHAEL LOONEY

Michael Looney Executive Vice President-Operations

/s/ DAVID PENKROT	/s/ RANDY REDCAY

David Penkrot Senior Vice President and Controller	Randy Redcay First Vice President